Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 22, 2022, with respect to the consolidated financial statements included in the Annual Report of Autoscope Technologies Corporation on the Form 10-K for the year ended December 31, 2021. We hereby consent to the incorporation by reference of said report in the Registration Statements of Autoscope Technologies Corporation on Forms S-3 (File No. 333-162810 and File No. 333-41706) and on Forms S-8 (File No. 333-231701, File No. 333-256372, File No. 333-167496, File No. 333-165303, File No. 333-152117, File No. 333-142449, File No. 333-82546, File No. 333-86169, and File No. 333-09289).

/s/ Boulay PLLP

Minneapolis, Minnesota

March 22, 2022